                                                                    EXHIBIT 10.9

                           TAX ALLOCATION AGREEMENT
                           ------------------------

          TAX ALLOCATION AGREEMENT (the "Agreement") dated as of April 30, 1998,
                                         ---------
by and between VENCOR, INC., a Delaware corporation ("Vencor"), and VENCOR
                                                      ------
HEALTHCARE, INC., a Delaware corporation and a wholly-owned subsidiary of Vencor("Healthcare Company").
        ------------------

                                   RECITALS

          WHEREAS, the Board of Directors of Vencor has determined that is appropriate and desirable to (a) pursuant to an Agreement and Plan of Reorganization, dated as of the date hereof, between Vencor and Healthcare Company (the "Reorganization Agreement"), separate Vencor and its subsidiaries
              ------------------------
into two publicly owned companies so that (i) the assets and liabilities relating to substantially all of the Vencor-owned land, buildings and other improvements and real estate related assets are allocated to Vencor (the "Real
                                                                          ----
Estate Business"), which will change its name to "Ventas, Inc." immediately
---------------
prior to the Distribution (as defined herein), and (ii) the other assets and liabilities relating to the historical operations of Vencor, including certain real property under development or to be developed by Vencor, are allocated to Healthcare Company (the "Healthcare Business"), which will change its name to
                         -------------------
"Vencor, Inc." immediately prior to the Distribution; and (b) pursuant to a Distribution Agreement, dated as of the date hereof, between Vencor and Healthcare Company (the "Distribution Agreement") distribute (the
                         ----------------------
"Distribution"), following such reorganization, as a dividend to the holders of the issued and outstanding shares of common stock, par value $.25 per share, of Vencor ("Vencor Common Stock") all of the issued and outstanding shares of
         -------------------
common stock, par value $.25 per share, of Healthcare Company ("Healthcare
                                                                ----------
Company Common Stock") on the basis of one share of Healthcare Company Common
--------------------
Stock for each share of Vencor Common Stock; and

          WHEREAS, Vencor and Healthcare Company desire on behalf of themselves, their Subsidiaries and their successors to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution.

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   Article I
                                  Definitions
                                  -----------

          For the purposes of this Agreement,

          1.01  "Agreement" shall have the meaning set forth in the Preamble.
                 ---------

          1.02  "Allocation Schedule" shall have the meaning set forth in
                 -------------------
Section 3.02.

          1.03  "Business Day" shall mean a day other than a Saturday, Sunday or
                 ------------
a day on which the banks in New York City or Louisville, Kentucky are authorized or obligated by law or executive order to close.

          1.04  "Code" shall mean the Internal Revenue Code of 1986, as amended.
                 ----

          1.05  "Corporate Restructuring Transactions" shall have the meaning
                 ------------------------------------
set forth in the Reorganization Agreement.

          1.06  "Date of Distribution" shall mean the end of the day on which
                 --------------------
Healthcare Company ceases, on account of the distribution of the shares of Healthcare Company Common Stock to the holders of Vencor Common Stock, to be a member of the affiliated group of which Vencor is the common parent.

          1.07  "Distribution" shall have the meaning set forth in the
                 ------------
Recitals.

          1.08  "Distribution Agreement" shall have the meaning set forth in the
                 ----------------------
Recitals.

          1.09  "Final Determination" shall mean with respect to any issue (a) a
                 -------------------
decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

          1.10  "Healthcare Company" shall have the meaning set forth in the
                 ------------------
Preamble.

          1.11  "Healthcare Company Common Stock" shall have the meaning set
                 -------------------------------
forth in the Recitals.

          1.12  "Healthcare Company Group" shall mean, for any period,
                 ------------------------
Healthcare Company and its then Subsidiaries.

          1.13  "Indemnitor" shall have the meaning set forth in Section 5.02.
                 ----------

          1.14  "Period After Distribution" shall mean any taxable year or other
                 -------------------------
taxable period beginning after the Date of Distribution and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Distribution, that part of the taxable year or other taxable period that begins after the Date of Distribution.

          1.15  "Period Before Distribution" shall mean any taxable year or
                 --------------------------
other taxable period that ends on or before the Date of Distribution and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Distribution, that part of the taxable year or other taxable period through the Date of Distribution.

          1.16  "Reorganization Agreement" shall have the meaning set forth in
                 ------------------------
the Recitals.

          1.17  "Restructuring Taxes" shall mean any Taxes to the extent
                 -------------------
resulting from the Corporate Restructuring Transactions or the Distribution.

          1.18  "Subsidiary" shall mean any corporation or other organization
                 ----------
whether incorporated or unincorporated (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries or (ii) of which a party or any one or more of its Subsidiaries is the general partner or managing member.

          1.19  "Tax" or "Taxes" shall mean all federal, state or local taxes,
                 ---      -----
whether domestic or foreign, including income, gross receipts, windfall profits, franchise, sales, transfer, use, duty, excise, license, employment, property, value-added, severance, production, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          1.20  "Tax Benefit" shall mean an increase in the Tax basis of an
                 -----------
asset that may be depreciated or amortized for United States Federal income Tax purposes.

          1.21  "Tax Returns" shall mean all reports and returns required to be
                 -----------
filed with respect to Taxes.

          1.22  "Taxing Authority" shall mean any nation, locality,
                 ----------------
municipality, government, state, federation, or other governmental body authorized to impose Taxes.

          1.23  "Vencor" shall have the meaning set forth in the Preamble.
                 ------

          1.24  "Vencor Common Stock" shall have the meaning set forth in the
                 -------------------
Recitals.

          1.25  "Vencor Group" shall mean, for any period, Vencor and its then
                 ------------
Subsidiaries.

                                  Article II
                  Tax Liabilities and Tax Sharing Obligations
                  -------------------------------------------

          2.01  Tax Liability of Healthcare Company.  Healthcare Company shall
                ------------------------------------
be liable for, and shall hold the Vencor Group harmless from and against, (i) any Tax liability of the Healthcare Company Group for any Period After Distribution, (ii) any Tax liability of the Vencor Group or Healthcare Company Group in respect of the Period Before Distribution (other than any Restructuring Taxes) with respect to the portion of such Taxes attributable to assets owned by the Healthcare Company Group immediately after the completion of the Corporate Restructuring Transactions and (iii) any Restructuring Taxes to the extent Healthcare Company derives a Tax Benefit as a result of the payment of such Taxes. Healthcare Company shall be entitled to any refund or credit in respect of Taxes owed or paid by Healthcare Company under this Section 2.01. Any liability for Taxes under this Section 2.01 with respect to Taxes imposed on the Vencor Group shall be measured by the Vencor Group's actual liability for Taxes after applying Tax benefits otherwise available to the Vencor Group other than Tax benefits that the Vencor Group in good faith determines would actually offset Tax liabilities of the Vencor Group in other taxable years or periods. Any right to a refund under this Section 2.01(a) shall be measured by the actual refund or credit of the Vencor Group attributable to the adjustment without regard to offsetting Tax attributes of the Vencor Group.

          2.02  Tax Liability of Vencor.  Vencor shall be liable for, and shall
                ------------------------
hold the Healthcare Company Group harmless against, any Taxes imposed on the Vencor Group or the Healthcare Company Group other than Taxes for which the Healthcare Company Group is liable under Section 2.01. Vencor shall be entitled to any refund or credit in respect of Taxes owed or paid by Vencor under this
Section 2.02. Any liability for Taxes under this Section 2.02 with respect to Taxes imposed on the Healthcare Company Group shall be measured by the Healthcare Company Group's actual liability for Taxes after applying Tax benefits otherwise available to the Healthcare Company Group other than Tax benefits that the Healthcare Company Group in good faith determines would actually offset Tax liabilities of the Healthcare Company Group in other taxable years or periods. Any right to a refund under this Section 2.02 shall be measured by the actual refund or credit of the Healthcare Company Group attributable to the adjustment without regard to offsetting Tax attributes of the Healthcare Company Group.

          2.03  Refunds.  The amount of any refund, credit or reimbursement in
                --------
respect of Taxes paid by Vencor Group in respect of taxable years ending prior to the Date of Distribution shall be allocated to Healthcare Company and Vencor in the manner set forth in Sections 2.01 and 2.02.

          2.04  Prior Agreements.  Except as set forth in this Article II and in
                ----------------
consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between any member of the Vencor Group and any member of the Healthcare Company Group shall be terminated with respect to the Healthcare Company Group as of the Date of Distribution.

          2.05  Period that Includes the Date of Distribution.  (a) To the
                ---------------------------------------------
extent permitted by law or administrative practice, the taxable year of the Healthcare Company Group shall be treated as closing on the Date of Distribution.

          (b) If it is necessary for purposes of this Agreement to determine the income Tax liability of any member of the Healthcare Company Group or Vencor Group for a taxable year that begins on or before and ends after the Date of the Distribution, the determination shall be made by assuming that such member of the Healthcare Company Group or Vencor Group had a taxable year that ended on the Date of the Distribution, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

          2.06  Indemnified Tax Liabilities.  Notwithstanding anything contained
                ---------------------------
herein, no party shall have an indemnification claim under this Agreement for a Tax liability to the extent that such party may bring an indemnification claim against a third party for such Tax liability.

                                  Article III
                                  Tax Returns
                                  -----------

          3.01  Preparation and Filing of Tax Returns.  Healthcare Company
                -------------------------------------
shall prepare, and Vencor shall timely file or cause to be filed, all Tax Returns with respect to taxable years or periods that begin before the Date of Distribution and end on or after the Date of Distribution that are filed on a consolidated, combined or unitary basis and that include a member of the Vencor Group and a member of the Healthcare Company Group. Healthcare Company shall prepare and timely file or cause to be filed any other Tax Return with respect to the Healthcare Company Group and Vencor shall prepare and timely file or cause to be filed any other Tax Return with respect to the Vencor Group.

          3.02  Review of Tax Returns.  Vencor and Healthcare Company, as the
                ---------------------
case may be, shall submit to the other party for its review and approval any Tax Return it is required to file under Section 3.01, if such other party may be liable under this Agreement for any Taxes shown on such Tax Return, at least 30 days prior the due date (including extentions) for filing such Tax Return. The party preparing any such Tax Return shall also prepare, and submit to the other party for its review and approval along with such Tax Return, a schedule allocating the Tax liability shown on such Tax Return between Vencor and Healthcare Company in accordance with the terms of this Agreement (the "Allocation Schedule"). If Vencor and Healthcare Company cannot agree on the
--------------------
calculations contained in such Tax Return or Allocation Schedule at least 20 days prior to the due date (including extentions) for the filing of such Tax Return, such calculation shall be made by an internationally recognized independent accounting firm in the manner described in Article VIII.

          3.03  Payment.  Vencor and Healthcare Company shall each remit or
                -------
cause to be remitted any Taxes due in respect of any Tax Return it is required to file under this Section 3.01 and shall be entitled to reimbursement only to the extent provided in this Agreement.

                                  Article IV
                                   Payments
                                   --------

          4.01  Taxable Year of Distribution.  Healthcare Company or Vencor, as
                ----------------------------
the case may be, shall pay the amount owed to the other party under this Agreement for the taxable year or period that begins before and ends on or after the Date of Distribution within 30 calendar days after the filing of the Tax Returns that include that year or period.

          4.02  Other Payments. Other payments due to a party under this
                --------------
Agreement shall be due not later than 20 Business Days after the receipt or crediting of a refund or the receipt of notice of a Final Determination that the indemnified party is liable for an indemnified cost.

          4.03  Notice.  Vencor and Healthcare Company shall give each other
                ------
prompt notice of any payment that may be due to the other under this Agreement.

                                   Article V
                                  Tax Audits
                                  ----------

          5.01  General.  Except as provided in Section 5.02, each of Healthcare
                -------
Company and Vencor shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under
Section 3.01.

          5.02  Indemnified Claims.  Vencor or Healthcare Company shall promptly
                ------------------
notify the other in writing prior to the issuance of an actual notice of assessment by the relevant Taxing Authority (for example, if by the Internal Revenue Service, prior to the issuance of a Form 5701 Notice of Proposed Adjustment) of any proposed adjustment to a return that may result in liability of the other party (the "Indemnitor") under this Agreement. The Indemnitor
                         ----------
shall have the sole right to contest the proposed adjustment and to employ counsel of its choice at its expense; provided, however, that if the proposed
                                      --------  -------
adjustment involves a Tax Return for which the other party is responsible and cannot be separated from the Tax Return under applicable law, the Indemnitor shall not settle the proposed adjustment without the consent of the other party, which consent shall not be unreasonably withheld. The Indemnitor shall provide the other party with information about the nature and amounts of the proposed adjustments and, in the sole discretion of the Indemnitor, may permit the other party to participate in the proceeding.

                                  Article VI
                                  Cooperation
                                  -----------

          Vencor and Healthcare Company shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement.
Each party shall use its best efforts to obtain any refund or credit for Taxes to which the other party is entitled pursuant to this Agreement. Each party agrees to notify the other party of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Period After Distribution.

                                  Article VII
                         Retention of Records; Access
                         ----------------------------

          In addition to any obligation imposed by the Reorganization Agreement, the Vencor Group and the Healthcare Company Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all returns in respect of Taxes of the Vencor Group or the Healthcare Company Group or for the audit of such returns; and
(b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Agreement. At any time after the Date of Distribution that the Healthcare Company Group or Vencor Group proposes to destroy such material or information, they shall first notify the other and the other shall be entitled to receive such materials or information proposed to be destroyed.

                                 Article VIII
                                   Disputes
                                   --------

          If Vencor and Healthcare Company cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any internationally recognized independent public accounting firm acceptable to both Vencor and Healthcare Company. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by Vencor and Healthcare Company.

                                  Article IX
                          Termination of Liabilities
                          --------------------------

          Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

                                   Article X
                           Waiver of Ownership Limit
                           -------------------------

          Healthcare Company shall not increase the Ownership Limit under
Section 10 of Article Tenth of the Restated Certificate of Incorporation in a manner applicable to Tenet Healthcare Corporation or exempt Tenet Healthcare Corporation from the Ownership Limit under Section 12 of Article Tenth of the Restated Certificate of Incorporation without obtaining the consent of Vencor with respect to such increase or exemption; provided, however, that Vencor shall
                                            --------  -------
not withhold such consent if Healthcare Company provides Vencor with an opinion of counsel that such increase or exemption would not create a material risk that Vencor would not qualify as a REIT. Vencor agrees to provide Healthcare Company and its counsel with such information and officer's certificates as may be necessary or advisable in connection with the delivery of such an opinion of counsel. The foregoing limitation shall terminate on the date that Tenet Healthcare Corporation owns 9.9% or less of the outstanding common stock of Vencor.

                                  Article XI
                           Miscellaneous Provisions
                           ------------------------

          10.01  Notices and Governing Law.  All notices required or permitted
                 -------------------------
to be given pursuant to this Agreement shall be given in accordance with the applicable provisions of the Reorganization Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky(other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

          10.02  Binding Effect; No Assignment; Third Party Beneficiaries.  This
                 --------------------------------------------------------
Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns. Vencor and Healthcare Company hereby guarantee the performance of all actions, agreements, covenants and obligations provided for under this Agreement of each member of the Vencor Group and the Healthcare Company Group, respectively. Vencor and Healthcare Company shall, upon the written request of the other, cause any of their respective Subsidiaries to execute this Agreement. Neither Vencor nor Healthcare Company shall assign any of their respective rights or delegate any of their respective duties under this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld). No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       VENCOR, INC.



                                       By _______________________
                                          Name:
                                          Title:


                                       VENCOR HEALTHCARE, INC.



                                       By _______________________
                                          Name:
                                          Title: